EXHIBIT A

Transactions in Shares of the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. Except as otherwise noted, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

JANA

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
4/20/2015	200,000	37.62
4/20/2015	192,765	37.72
4/20/2015	25,000	37.78
4/21/2015	180,060	37.68
4/22/2015	103,840	37.52
4/23/2015	72,956	37.60
4/24/2015	73,809	37.53
4/27/2015	71,585	37.35
4/30/2015	5,300	36.09
4/30/2015	100,000	36.10
5/1/2015	133,336	36.41
5/4/2015	93,679	37.10
5/5/2015	114,007	37.00
5/6/2015	145,723	36.99
5/7/2015	101,546	37.38
5/8/2015	50,000	37.58
5/11/2015	81,573	37.43
5/12/2015	80,600	37.59
5/13/2015	1,700	37.85
5/15/2015	18,900	38.07
5/15/2015	13,600	38.11
5/15/2015	147,300	38.34
5/18/2015	64,213	38.58
5/18/2015	68,106	38.59
5/18/2015	79,800	38.62
5/19/2015	16,381	38.41
5/19/2015	149,059	38.49
5/20/2015	267,326	38.87
5/20/2015	34,585	38.92
5/21/2015	142,390	38.89
5/21/2015	286,400	38.91
5/22/2015	8,300	38.85
5/22/2015	195,654	38.86
5/26/2015	48,703	38.93
5/26/2015	52,719	38.94
5/27/2015	40,843	38.68
5/28/2015	91,367	38.68
5/29/2015	100,000	38.67
6/1/2015	99,829	38.78
6/2/2015	80,783	38.03
6/2/2015	46,300	38.08

6/3/2015	28,762	38.43
6/5/2015	42,000	37.67
6/8/2015	164,400	37.65
6/9/2015	173,434	37.79
6/9/2015	89,900	38.00
6/10/2015	28,467	38.00
6/10/2015	126,133	38.04
6/10/2015	345,400	38.11
6/11/2015	152,600	38.30
6/12/2015	200,000	38.04
6/15/2015	149,533	37.98
6/15/2015	146,571	38.00
6/16/2015	6,780	38.18
6/16/2015	490,720	38.19
6/16/2015	52,500	38.66
6/17/2015	15,001	38.49
6/17/2015	199,700	38.85
6/18/2015	9,000	38.92
6/18/2015	422,000	38.99

Mr. Alford

Trade Date	Amount Acquired (Sold)	Price Per Share ($)[1]
06/09/2015	26,500	37.75

Mr. Lawrence

Trade Date	Amount Acquired (Sold)	Price Per Share ($)[2]
06/03/2015	515,000	38.40

Ms. Dietz

Trade Date	Amount Acquired (Sold)	Price Per Share ($)
06/09/2015	15,000	38.05
06/09/2015	3,000	38.09
06/15/2015	3,000	37.94

[1] The price reported is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $37.65 to $37.88, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or staff of the SEC, upon request, full information regarding the number of shares acquired at each price within the range set forth herein.

[2] The price reported is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $38.10 to $38.64, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or staff of the SEC, upon request, full information regarding the number of shares acquired at each price within the range set forth herein.